STATE of DELAWARE
                              CERTIFICATE of TRUST
                                       of
                     CITIGROUP ALTERNATIVE INVESTMENTS TRUST



     This Certificate of Trust of Citigroup Alternative Investments Trust, a trust proposed to be registered as an investment company under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) and sets forth the following:


     FIRST: The name of the trust is Citigroup Alternative Investments Trust.


     SECOND: The address of its registered office in the State of Delaware (meeting the requirements of subsection 3807) is: 2711 Centerville Road, Wilmington, Delaware. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The Trust currently consists of a single, separate investment series designated as Citigroup Alternative Investments Tax Advantaged Short Term Fund.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust of Citigroup Alternative Investments Trust this 25th day of January, 2006.




                                                 /s/ Nathan J. Greene
                                                --------------------------
                                                By:  Nathan J. Greene
                                                     Authorized Person